FORM 15

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
          UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
         SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                             Commission File Number 33-11773-14

                    SWIFT ENERGY INCOME PARTNERS 1990-C, LTD.
(Exact name of Registrant as specified in as Certificate of Limited Partnership)

                        16925 Northchase Drive, Suite 400
                              Houston, Texas 77060
                                 (281) 874-2700
   (Address and telephone number of Registrant's principal executive offices)

                            Limited Partnership Units
            (Title of each class of securities covered by this Form)

                                     -None-
       (Titles of all other classes of securities for which a duty to file reports under Sections 13(a) or 15(d) remains)

     Please place an X in the box(es)to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)   X                Rule 12h-3(b)(1)(i)

        Rule 12g-4(a)(1)(ii)                   Rule 12h-3(b)(1)(ii)

        Rule 12g-4(a)(2)(i)                    Rule 12h-3(b)(2)(i)

        Rule 12g-4(&)(2)(ii)                   Rule 12h-3(b)(2)(ii)

                                               Rule 15d-6

     Approximate number of holders of record as of the certification or notice date: 0

     Pursuant to the requirements of the Securities Exchange Act of 1934, Swift Energy Managed Pension Assets Partnership 1990-C, Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: June 30, 1998        SWIFT ENERGY INCOME PARTNERS 1990-C, LTD.

                           By: Swift Energy Company, as Managing General Partner



                           By:       (Origingal Signed By:)
                              ---------------------------------------
                              Alton D. Heckaman, Jr.
                              Vice President and Controller